FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1901 – 1177 West Hastings Street

Vancouver, B.C. V6E 2K3

Item 2.	Date of Material Change

September 27, 2006

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is September 27, 2006.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via CCN Matthews, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer provides results of its Annual General Meeting held on September 22, 2006.

Item 5.	Full Description of Material Change

The Issuer reports that, at the 2006 annual general meeting held on September 22, 2006, Messrs. Hendrik Van Alphen and Benjamin Guenther were elected, and Messrs. Anton Drescher, Rowland Perkins and Gerhard Drescher were re-elected, as directors of the Issuer.  In addition, the directors have appointed the following officers for the ensuing year:

Hendrik Van Alphen

-

Chairman

Jeffrey Pontius

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President and Chief Executive Officer

Michael Kinley

-

Chief Financial Officer

Russell Myers, Ph.D

-

Vice-President, Exploration

Quentin Mai

-

Vice-President, Corporate Communications

Lawrence Talbot, LLB

-

Vice-President & General Counsel

Marla Ritchie

-

Corporate Secretary

Profiles of management are available at the Issuer’s website www.internationaltowerhill.com.  All resolutions placed before the shareholders, including the required yearly approval of the Issuer’s 2006 Incentive Stock Option Plan, were passed unanimously.  Messrs. MacKay LLP were re-appointed as auditors for the Issuer for the next year.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & Director

Business Telephone No.:  (604) 683-6332

Item 9.	Date of Report

Dated at Vancouver, B.C. this 29th day of September, 2006.